UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 27, 2004

                           MILLENNIA TEA MASTERS, INC.
             (Exact name of registrant as specified in its charter)



Texas                                 0-28985                75-2785941
----------                          ------------             -------------
(State or other jurisdiction        (Commission              (I.R.S. Employer
      of incorporation)             File Number)             Identification No.)



                2591 Dallas Parkway, Suite 102, Frisco, TX 75034
               (Address of principal executive offices) (Zip Code)
        Registrant's telephone number, including area code: (972)248-1922

Item 1.  Changes in Control of Registrant

         On February 27, 2004, Millennia Tea Masters, Inc. (the "Registrant" or the "Company") issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the Voice over Internet business. The shares issued represent approximately 88% of the shares outstanding after the Exchange, as a result of which Mr. Ivester will become the controlling shareholder of Registrant.

         The Company has been in the business of importing and selling high quality teas through mail solicitation and via the Internet. Mr. Ivester has signified his intention to continue the tea business and take actions to increase sales and revenues. However, the Company's principal source of revenue and future growth will be concentrated in the Voice over Internet segment.

         All of the transactions described above were the result of negotiations between Mr. Ivester and the principals of the Company. Mr. Ivester first approached the Company and suggested that the Company agree to acquire his business ideas and concepts in exchange for granting him a controlling interest. There is no affiliation or pre-existing relationship between the parties to the transactions. Existing management determined the transaction was fair to the shareholders of the Company because the combination will afford a good opportunity to realize significant value from their investment in the Company.



         Item 7 - Exhibits
         -----------------

         10.2   - Stock Purchase Agreement



                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           MILLENNIA TEA MASTERS, INC.



                        By:  /s/ Steven Ivester
                           ------------------------
                           Steven Ivester, Chairman



Dated:   March 4, 2003